EX 99.1

                                                               DECEMBER 16, 1999

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    DUKE ENERGY AND PHILLIPS PETROLEUM ANNOUNCE DEFINITIVE AGREEMENT FORMING
                  PREMIER GAS GATHERING AND PROCESSING COMPANY
   -- DUKE ENERGY AND PHILLIPS PETROLEUM EACH TO RECEIVE $1.2 BILLION IN CASH;
                          IPO PLANNED FOR NEW COMPANY -

CHARLOTTE, N.C. - Duke Energy (NYSE: DUK) and Phillips Petroleum (NYSE: P) today announced that they have signed definitive agreements to combine Duke Energy's gas gathering and processing businesses and Phillips Petroleum's Gas Processing and Marketing (GPM) unit to form a new midstream company to be called Duke Energy Field Services (DEFS). This new company will become the nation's largest midstream natural gas liquids business and the premier gatherer and processor of natural gas in the continental United States, with an expected enterprise value of between $5 billion and $6 billion. The definitive agreements have been unanimously approved by both companies' boards of directors. Due diligence has been completed. The transaction is expected to close by first quarter 2000, subject to regulatory approval.

Under the terms of the agreement, the new company will seek to arrange $2.4 billion of debt financing and, upon closing of the transaction, will make one-time cash distributions of $1.2 billion to both Duke Energy and Phillips Petroleum. In addition, the existing NGL arrangements between Phillips Petroleum and GPM will be maintained by the new company for an initial term of 15 years. At closing, Duke Energy will own about 70 percent of the new company, and Phillips Petroleum will own about 30 percent.

During the first half of 2000, following completion of the transaction and subject to market conditions, it is expected that the new company will offer approximately 20 percent of its equity to the public in an initial public offering. The proceeds of the offering will be used to reduce debt incurred by the new company in the transaction. DEFS will provide investors the opportunity to participate directly in the future growth and consolidation of the gas gathering and processing industry. Given the company's size and access to the capital markets, it will immediately have the flexibility to pursue its growth opportunities. The agreements governing DEFS set forth a formula that adjusts Duke Energy's and Phillips Petroleum's post-IPO equity interests depending on the public market valuation of the new company. Accordingly, assuming a value range for the new company between $5 billion and $6 billion, Duke Energy's post-IPO equity ownership in the new company would range between 55 percent and 57 percent, and Phillips Petroleum's post-IPO ownership would range between 23 percent and 25 percent. Duke Energy expects to consolidate the new company for financial reporting purposes; Phillips Petroleum expects to account for its ownership in DEFS on an equity basis.

TRANSACTION ACCRETIVE TO BOTH DUKE ENERGY AND PHILLIPS PETROLEUM

The transaction will be immediately accretive to both Duke Energy and Phillips Petroleum. The transaction will help move Duke Energy toward the top of its targeted range for growing earnings per share 8 percent to 10 percent annually. The $1.2 billion cash payment will reduce the need for Duke Energy to issue equity to fund its capital expenditure plans. Duke Energy is firmly focused on becoming the world's premier global energy merchant.

Phillips Petroleum expects to retain approximately $1.15 billion, after taxes, of the $1.2 billion that it will receive from this transaction. Phillips Petroleum's proceeds from the transaction will be used initially to reduce debt, as well as for other corporate purposes. As a result, Phillips Petroleum expects its net debt-to-capital ratio to decline from 47 percent to approximately 40 percent.
Richard B. Priory, chairman, president and chief executive officer of Duke Energy, said, "This innovative transaction demonstrates our ability to seize opportunities for growth and value creation. This transaction is the most recent and vivid example of Duke Energy's global energy merchant strategy. As the energy industry changes, there will be opportunities for those companies with the expertise, financial strength and assets to act quickly, decisively and creatively.

"All of our energy businesses are top tier performers. By combining the assets and people of Duke Energy's gas gathering and processing business with GPM, we are building a new market leader. And, with the prospect of an IPO, we'll tap new financing and ownership opportunities that will unlock the full value of the new company," Priory said.

James J. Mulva, chairman, president and chief executive officer of Phillips Petroleum, stated, "This transaction is an integral step in achieving our strategic objectives recently communicated to the financial community. It monetizes a substantial portion of the value of one of Phillips Petroleum's key non-E&P assets, thereby increasing Phillips Petroleum's financial flexibility to pursue attractive exploration and production growth opportunities. It also enhances and makes more transparent the value of our GPM asset.

"In Duke Energy, we have a company that intends to capture the potential in this business and has an excellent record as both an operator of assets and a builder of value. We are also maintaining both financial and operational integration between Phillips Petroleum and the midstream business. Financially, Phillips Petroleum will hold a significant ownership position in a publicly held midstream company, with a strong growth platform of high quality assets, financial resources and strong management. We believe the new company will have greater access to capital to grow its business than the GPM unit historically obtained as part of Phillips Petroleum. Operationally, we have ensured a continued NGL supply for our downstream businesses," Mulva concluded.

ABOUT THE NEW DUKE ENERGY FIELD SERVICES

The new company will have a strong position in most of the significant hydrocarbon basins in the continental United States. The combined revenues and EBITDA for the two businesses in the third quarter of 1999 was $1.6 billion and $183 million, respectively. The new company will operate 67 plants, 57,000 miles of pipelines and an estimated 17 TCF of contracted supply. It will process approximately 5 BCFD of raw gas, and produce 400,000 BPD of NGLs. Duke Energy and Phillips Petroleum believe that the new company will realize synergies, primarily from operating efficiencies. James W. Mogg, currently president of Duke Energy's gathering and processing business (also called Duke Energy Field Services), will become chairman, president, and chief executive officer of the new company. Michael Panatier, currently president and chief executive of GPM, will become vice chairman. "This combination represents the latest and most dramatic example of the restructuring and consolidation in the midstream gas business. It immediately creates shareholder value for both Duke Energy and Phillips Petroleum. By combining DEFS' and GPM's businesses, we will have the best collection of people and assets in the gathering and processing industry. This transaction brings together the fastest growing midstream business, DEFS, with one of the most experienced, GPM. Additionally, GPM's assets and gas contracts provide additional balance to our existing business," said Mogg.

The new company will be governed by a board of directors that will initially consist of three directors to be chosen by Duke Energy and two directors to be selected by Phillips Petroleum. Priory and Mulva have agreed to serve on the DEFS board. Following the IPO, the board will be expanded from five to 11; Duke Energy will choose seven members (two of whom will be independent) and Phillips Petroleum will choose four (one of whom will be independent). DEFS will be headquartered in Denver, Colo.

Duke Energy's existing midstream business is the largest U.S. producer of NGLs, one of the largest natural gas gatherers and marketers and one of the largest NGL marketers. In 1999, DEFS became the industry's top NGL producer by acquiring UPR's natural gas gathering, processing, fractionation and NGL pipelines for $1.35 billion. The company operates 52 plants today in Wyoming, Colorado, Kansas, Oklahoma, New Mexico, Texas, along the Gulf Coast and in northwestern Alberta, Canada.

Phillips Petroleum's NGL business, GPM, has operated Phillips Petroleum's gas gathering and processing units in the continental United States since 1992. GPM operates 15 plants in Texas, New Mexico and Oklahoma.

The NGL industry provides processing of natural gas and fractionation of natural gas liquids to produce liquid products such as ethane, propane, butanes and natural gasolines. Customers of the NGL business include gas and crude producers, refineries, petrochemical plants and propane distributors. Morgan Stanley Dean Witter acted as financial advisor to Duke Energy and Merrill Lynch & Co. acted as financial advisor to Phillips Petroleum.

OTHER BOARD ACTION

Duke Energy's board of directors approved the definitive agreement at their meeting in Charlotte today. The company also announced plans to book a material reserve in the fourth quarter for contingencies resulting from the construction activity on Duke Power's electric generating plants in the 1970s and 1980s. The reserve is expected to be more than $750 million. Reserves for similar contingencies have been accrued in lesser amounts as appropriate throughout the 1990s.

Duke Energy (NYSE:DUK) is a global energy company with more than $29 billion in assets. Headquartered in Charlotte, N.C., the company reaches into more than 50 countries, producing energy, transporting energy, marketing energy and providing energy services. In the United States, Duke Energy companies provide electric service to approximately two million customers in North Carolina and South Carolina; operate interstate pipelines that deliver natural gas to various regions of the country; and are leading marketers of electricity, natural gas and natural gas liquids.

Phillips Petroleum is an integrated petroleum company engaged in oil and gas exploration and production worldwide; refining, marketing and transportation operations primarily in the United States; chemicals and plastics manufacturing and sales around the globe; and technology development. Founded in Bartlesville, Okla., in 1917, the company has 16,200 employees, $15 billion of assets and $13 billion of revenues on an annual basis.

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This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Duke Energy believes that its expectations are based on reasonable assumptions, it can give no assurance that its goals will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include regulatory developments, the timing and extent of changes in commodity prices for oil, gas, coal, electricity and interest rates, the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding gas and electric markets, the performance of electric generation, pipeline and gas processing facilities, the timing and success of efforts to develop domestic and international power, pipeline, gathering, processing and other infrastructure projects and conditions of the capital markets and equity markets during the periods covered by the forward-looking statements.